Exhibit 23-1


INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Registration Statement of Public Service Enterprise Group Incorporated on Form S-3 of our report dated February 13, 1998 appearing in the 1997 Annual Report on Form 10-K of Public Service Enterprise Group Incorporated and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP

Parsippany, New Jersey
October 1, 1998